EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Energy Partners Reports Second Quarter 2010 Results

Houston, Texas – August 6, 2010 – For the quarter and six months ended June 30, 2010, Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE Amex: CQP) reported net income of $58.4 million and $117.2 million, or $0.35 and $0.71 per common unit, respectively, compared with net income of $42.0 million and $55.5 million, or $0.26 and $0.34 per common unit, respectively, for the same periods in 2009.

Overview of Significant 2010 Events

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In June 2010, we initiated a project to add liquefaction services at the Sabine Pass LNG receiving terminal that would transform the terminal into a bi-directional facility capable of liquefying natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG.  We initiated the regulatory process in July 2010 through our subsidiary, Sabine Pass Liquefaction, LLC, by filing a request with the Federal Energy Regulatory Commission to begin the NEPA pre-filing process.

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In June 2010, Cheniere Marketing, LLC (“Cheniere Marketing”) assigned its terminal use agreement (“TUA”) with Sabine Pass LNG to Cheniere Energy Investments, LLC (“Investments”), our wholly owned subsidiary, and concurrently entered into a Variable Capacity Rights Agreement (“VCRA”) with Investments.

As currently contemplated, the liquefaction project would be designed and permitted for up to four modular LNG trains, each with a peak processing capacity of up to approximately 0.7 Bcf/d of natural gas and an average liquefaction capacity of approximately 3.5 million tons per annum (“mtpa”).  The initial project phase will include two modular trains and the capacity to process on average approximately 1.2 Bcf/d of pipeline quality natural gas. Commencement of construction is subject to regulatory approvals and a final investment decision contingent upon Cheniere Partners obtaining satisfactory construction contracts and entering into long-term customer contracts sufficient to underpin financing of the project.  We believe that the time and cost required to develop the project would be materially lessened by Sabine Pass LNG’s existing large acreage and infrastructure. We anticipate LNG export could commence as early as 2015.

The VCRA became effective July 1, 2010.  Under the terms of the VCRA, Cheniere Marketing will continue to be responsible for monetizing the capacity at the Sabine Pass LNG receiving terminal and will have the right to utilize all of the services and other rights at the Sabine Pass LNG receiving terminal available under the TUA assigned to Investments.  As a result of the assignment of the TUA, the ending of the subordination period and the conversion of subordinated units into common units will depend upon future business development and is no longer expected to occur as early as the second quarter of 2012 as previously estimated.

Results

Cheniere Partners reported income from operations of $102.0 million and $203.7 million for the quarter and six month period ended June 30, 2010, respectively, compared to income from operations of $74.3 million and $117.7 million, respectively, for the comparable 2009 periods.

Revenues for the quarter and six month period ended June 30, 2010 were $129.8 million and $260.5 million, respectively, compared to $95.7 million and $158.2 million for the comparable 2009 periods. Revenues primarily include capacity payments received from customers in accordance with their TUAs.  Payments under the TUAs commenced in October 2008, April 2009 and July 2009 for Cheniere Marketing, Total Gas and Power North America, Inc. and Chevron U.S.A., Inc., respectively.

Total operating costs and expenses for the quarter and six month period ended June 30, 2010 were $27.8 million and $56.8 million, respectively, compared to $21.4 million and $40.6 million, respectively, for the comparable 2009 periods. Operating and maintenance expenses increased $0.5 million and $5.1 million for the quarter and six month period ended June 30, 2010, respectively, compared to the comparable 2009 periods. Depreciation expenses increased $3.4 million and $7.3 million for the quarter and six month period ended June 30, 2010, respectively, compared to the comparable 2009 periods.  General and administrative expenses increased $1.7 million and $2.7 million in the second quarter and six month period ended June 30, 2010, compared to the comparable 2009 periods. The increase in expenses during the quarter and six month period ended June 30, 2010 resulted from the achievement of full operability of the Sabine Pass LNG receiving terminal in the third quarter of 2009.

Interest expense, net for the quarter and six month period ended June 30, 2010 was $43.6 million and $87.1 million, respectively, compared to $33.4 million and $66.3 million, respectively, for the comparable 2009 periods.  The increase in the 2010 periods was primarily due to less interest expense subject to capitalization.  Derivative gains decreased $0.8 million and $2.9 million in the quarter and six month period ended June 30, 2010, respectively, compared to the same periods in 2009 due to changes in natural gas commodity prices associated with hedges on LNG inventory.

2010 Outlook

Cheniere Partners estimates that its annualized distribution to common unitholders for fiscal year 2010 will be $1.70 per unit.

Cheniere Partners owns 100 percent of the Sabine Pass LNG receiving terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel with sendout capacity of 4.0 Bcf/d and storage capacity of 16.9 Bcfe.  Additional information about Cheniere Energy Partners, L.P. may be found on its website: www.cheniereenergypartners.com.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Energy Partners’ business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere Energy Partners’ LNG terminal business. Although Cheniere Energy Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Energy Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Energy Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Energy Partners does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010 (2)	2009 (2)	2010 (2)	2009 (2)
Revenues (4)	$129,764	$95,695	$260,542	$158,244
Operating costs and expenses
Development expense (4)	772	—	1,098	—
Operating and maintenance expense (4)	9,253	8,719	20,392	15,276
Depreciation, depletion and amortization	10,561	7,157	21,124	13,806
General and administrative expense (4)	7,201	5,537	14,214	11,484
Total operating costs and expenses	27,787	21,413	56,828	40,566

Income from operations	101,977	74,282	203,714	117,678

Interest expense, net (4)	(43,648)	(33,352)	(87,125)	(66,294)
Interest income	85	259	144	819
Derivative gain (loss), net	(44)	762	461	3,324
Other	1	—	1	12
Net Income	$58,371	$41,951	$117,195	$55,539

Allocation of net income:
Limited Partners’ Interest	$57,204	$41,112	$114,851	$54,428
General Partner’s Interest	1,167	839	2,344	1,111
Net Income to Partners	$58,371	$41,951	$117,195	$55,539

Basic and diluted net income per limited partner unit	$0.35	$0.26	$0.71	$0.34

Weighted average number of limited partners units outstanding used for basic and diluted net income per unit calculation:
Common units	26,416	26,416	26,416	26,416
Subordinated units	135,384	135,384	135,384	135,384

	June 30, 2010 (3)	December 31, 2009 (3)
	(Unaudited)
Cash and cash equivalents	$60,078	$117,542
Restricted cash and cash equivalents	13,732	13,732
Advances to Affiliate – LNG Inventory	—	1,319
LNG Inventory	501	1,521
Other current assets (4)	8,946	18,817
Non-current restricted cash and cash equivalents	82,394	82,394
Property, plant and equipment, net	1,569,642	1,588,557
Debt issuance costs, net	24,213	26,953
Advances under long-term contracts	—	1,021
Other assets	9,997	7,617
Total assets	$1,769,503	$1,859,473

Current liabilities (4)	$45,937	$115,584
Long-term debt, net of discount	2,111,314	2,110,101
Long-term debt – Related party, net of discount	74,062	72,928
Deferred revenue, including affiliate	41,313	40,860
Other liabilities (4)	346	327
Total partner’s deficit	(503,469)	(480,327)
Total liabilities and partners’ deficit	$1,769,503	$1,859,473

(1)	Please refer to Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the period ended June 30, 2010, filed with the Securities and Exchange Commission.
(2)	Consolidated operating results of Cheniere Energy Partners, L.P. and its consolidated subsidiaries for the three and six month periods ended June 30, 2010 and 2009.
(3)	Consolidated balance sheets of Cheniere Energy Partners, L.P. and its consolidated subsidiaries.
(4)	Amounts include transactions between Cheniere Partners and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:
Investors: Christina Cavarretta, 713-375-5100
Media: Diane Haggard, 713-375-5259